Exhibit 10.29

Sales and Purchase Contract
(English Translation)
                                            Contract No. ____________
                                                        Date of signing: ______
                                                           Place of signing: ______
The Buyer:                      Ningbo Keyuan Plastics Co., Ltd.
The Seller:                      Ningbo Litong Petrochemicals Co., Ltd.

According to the Law of Contract of the PRC and relative laws and regulations, on the basis of mutual benefits and sincere cooperation, after discussions, both parties agree on this contract.
1.	Subject matter (the product as being referred below), delivery time and quantity

Commodity	Sepc	quantity	Delivery time and quantity

2.	Quality standards: see attached technical specifications.
3.	Terms of Price (Price including VAT): ______________.
4.
Payment for goods and terms: The principle is payment upon delivery. The Buyer will make the whole payment within 5 working days upon receiving the VAT invoice in full amount issued by the seller, which has been confirmed by both parties as correct. Specific steps of payment will be discussed and settled by both parties.

5.	Delivery of products (The Buyer takes over the goods according to bill of lading by the seller):
(1)	Place of delivery: warehouse of the buyer or designated warehouse by the buyer.
6.	Relative cargo transportation fee is for to bear.
7.	Measurement and its standards:
(1) Quantity for settling accounts: use the buyer’s oil depot or shore tank at oil depot designated by the buyer as what the handover relies on. Meantime data on bill of loading by the seller will be used as a reference. In case the loss between the two is within 2‰ the buyer will bear it; if over 2‰, the seller will bear the part beyond it.
(2) Quality: before delivery is made, the seller will provide a certificate of quality for its goods leaving the factory with both parties keeping a sample in the same time. Inspection and acceptance will be done according to Item 2 of the contract. In case the buyer has a dispute about the quality of goods, it should raise the matter to the seller in writing within 15 days upon delivery. Sample test report issued by a third testing organization (SGS) will be taken as final tested results.
8.	Property and risks: Risks and transfer of property take the place where the goods are put into oil depot as a border. Once the goods pass this point they finish transferring from the seller to A.

9.
Terms of secrecy: Both parties are responsible for keeping business secrets of either side while implementing the contract, which include but is not limited to contracts, documents, materials, data etc provided by either party, or information that may help either gain a better position in competition. Neither party should reveal any commercial secret of the other to any third party or make ill-use of it except for what the other party has agreed in writing or laws have stipulated. The terms of secrecy of the contract remain valid regardless whether the contract is altered, discharged or terminated.

10.	Terms of guarantee:

    (1)                Guarantee from the seller:
(1.1) the quality of the heavy oil to sell is in accordance with the spec in the attachment.
(1.2) The Seller has authorized its representative to sign the contract. Once effective the contract is law abiding to the seller.
(2)                Guarantee from The buyer:
(2.1) The Buyer’s setup followed legal procedure (with natural persons), the buyer remains valid in existence with all relative papers.
(2.2) The Buyer will fulfill its obligations in the contract, will not violate any regulations in its business license, setting-up agreement, articles of corporation, and similar organization documents, and will not violate any relative laws and regulations or authorized rights or approvals by any departments of government.
(2.3) The Seller is responsible for the operation qualification and validity of the transportation company for dangerous chemical cargo.
(2.4) The Buyer has authorized its representative to sign the contract. Once effective the contract is law abiding to the buyer.
11.
Health, safety and environment protection: Both parties should insure that the requirements in the laws and regulations concerning safety, environment protection and health during sales, transportation, storage, processing, and utilizing should be practiced and fulfilled.

12.        Contract’s alteration and termination:
(1) The contract can be altered or terminated with an agreement by both parties in writing.
(2) In case one party’s breach causes that the contract is unable to implement partially or fully, the other party has the right to partly or fully terminate the contract. And the one with breach will bear the results of its breaches. The party who will terminate the contract is responsible to notify the other party.
13.        Terms of exemption:
(1) Due to force majeure, in case of natural disasters like fires, earthquakes, typhoons, floods etc, or other unforeseeable and inevitable and insurmountable events, or government actions, which make the contract cease partly or totally, the party or parties that have been affected by the force majeure will not be responsible for the breaches, but should do his/their upmost to minimize the damage to implementing the contract.
14.        Responsibility for breach
(1) In case force majeure or other special reasons cause the seller unable to fulfill the contract, the seller should give a timely notice to The buyer. If not, the seller is responsible for the expenses Party spends on preventing expanded losses.
(2) In case the quality of the goods by the seller is below the spec required, the buyer has the right to ask for a lower price or compensation. The Buyer will be responsible for ill-storage and ill-operation.
(3) In case other kinds of breaches occur, the breaching party should compensate the other party for its losses. If both parties breach the contract, each should bear its own responsibility.

15.        Disputes settlement:
In case a dispute occurs, both parties will discuss and negotiate for a solution. If they fail, the dispute can be referred to local People’s Court which is in the place where The buyer is located.
16.        Validity and other things:
(1) The contract comes into effect as of the date of signing and chopping by both parties. It’s valid from ______ till _______.
(2) Things yet to cover will be discussed and agreed as an attachment to the contract which is part of the contract with the same legal effect. In case an attachment differs from the contract, the attachment will be overwhelming.
(3) This contract has two copies, one for each party. And fax copies are good as well.

The Buyer (chopping)	The Seller (chopping)
Ningbo Keyuan Plastics Co., Ltd.	Ningbo Litong Petrochemical Co., Ltd.

Add: Qingshi Chemical Zone, Ningbo Economic	Add:
and Technological Development Zone
Postal Code: 315803	Postal Code:
Authorized Rep:	Authorized Rep:

Tel: Fax:	Tel: Fax:
Name of Bank:	Name of Bank:
Account No.:	Account No.: